Exhibit 3.66

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “WLH ONION CREEK LLC”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MARCH, A.D. 2018, AT 8:28 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6783156 8100 SR# 20181717012	Authentication: 202261558 Date: 03-06-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 08:28 PM 03/05/2018 FILED 08:28 PM 03/05/2018 SR 20181717012 - File Number 6783156

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

WLH ONION CREEK LLC

This Certificate of Formation of WLH Onion Creek LLC is being executed by the undersigned for the purpose of forming a limited liability company under the Limited Liability Company Act of the State of Delaware.

1.	Name. The name of the limited liability company formed hereby is: WLH Onion Creek LLC.

2.	Registered Office. The address of its registered office in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808.

3.	Registered Agent. The name and address of its registered office and the name of its registered agent required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of WLH Onion Creek LLC this 5th day of March, 2018.

/s/ Jason R. Liljestrom
Jason R. Liljestrom, Authorized Person